Exhibit 99.1

News Release

TIGroup Announces Closing of $8.4 Million Bank Financing and Minority Partner Buyout

BEVERLY HILLS, Calif. – December 17, 2008 — Tri-Isthmus Group, Inc. (TIGroup) (Pink Sheets: TISG), a provider of financial solutions to the healthcare industry, announced today the completion of three bank financings with leading local Oklahoma-based lenders in the amount of $8.4 million. TIGroup also completed the purchase of the remaining 49% of Rural Hospital Acquisition (RHA), which will immediately begin doing business as Southern Plains Medical Group (SPMG). TIGroup, through its subsidiary First Physicians Community Healthcare Services, Inc., now owns 100% of SPMG.

The bank financing helped TIGroup complete several key strategic goals:

•	Refinancing of existing loans of approximately $4.6 million with local lenders

•	Purchase of the building and property of the 25-bed Stroud Municipal Hospital and clinics for approximately $3.2 million

•	Provision of discrete funds to upgrade its facilities

•	Significant improvement of TIGroup’s consolidated balance sheet with long term financing and improved working capital ratios

The financing includes a 16 to 20 year amortization and an initial interest rate of prime plus 2%, subject to a floor of 7%.

TIGroup Chairman and CEO David Hirschhorn said, “This financing completes another stage of the recapitalization of our facilities in Oklahoma. We believe our balance sheet remains very conservative and still provides ample assets and value to the extent we wish to tap additional borrowing in the future. We are well positioned to continue our growth in our existing and contiguous markets.”

“The completion of the buyout of our RHA subsidiary, which will now conduct business as Southern Plains Medical Group (SPMG), was another key milestone in rationalizing our organizational structure and operations. SPMG, formerly a 51%-owned subsidiary, is now a 100% owned entity of TIGroup. As part of this transaction, and as previously announced, Thomas Rice became president and chief operating officer of SPMG, Donald Parkerson became chief financial officer of SPMG and Rick Rentsch, another seasoned financial operating executive, has taken a leadership role in our accounting, financial reporting and operations department. As part of these changes, the prior operating management has transitioned to a key business development role pursuing real estate, partnership and other acquisition opportunities for TIGroup,” Hirschhorn said.

The terms of the buyout included a total consideration of $1.8 million of which $300,000 will be paid out over six months and the remainder will be paid through an unsecured promissory note due December 2011 with a bullet amortization.

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Hirschhorn said “TIGroup is now a nearly $40m annual revenue business. These strategic moves have resulted in a simplified ownership structure, which creates more transparency for our stakeholders including our physician partners, vendors and employees. This was a key consideration for us in making these moves including the bank financing and the buyout. We are also very pleased to have assembled a highly accomplished leadership group at the helm of SPMG with a track record of operating excellence and delivery of a very high level quality of health care in the communities where they have previously managed businesses.”

Southern Plains Medical Group is distinguished as one of the nation’s longest-established medical groups, having provided continuous service to rural Oklahoma communities since 1915. Comprised of five facilities in Oklahoma, Southern Plains offers a wide range of services including cardiology, pediatrics, oncology, orthopedics, radiology and urgent care. Southern Plains is one of the most respected healthcare providers in the region due to its level of community involvement, superior service and long-standing commitment to high-quality care. TIGroup acquired a 51% interest in Southern Plains in May 2008 and made it a 100% owned subsidiary with the recent transaction.

During the past 12 months TIGroup has achieved several key milestones including:

•	Completed its acquisition of 100% of RHA (now SPMG) in two phases;

•	Raised approximately $19 million in growth and acquisition capital through debt and equity financings;

•	Reached a nearly $10m quarterly run rate;

•	Assembled a leading operating management team with deep experience and track records in our markets;

•	Integrated several back office and business office operations generating in excess of an expected $2m plus in operating cost savings in fiscal year 2009;

•	Positioned the operating platform for additional acquisitions and transactions in the Fiscal 2009 operating year; and

•	Made significant investments in capital spending, MIS and personnel improvements permitting incremental and acquired growth without any anticipated material expansion to existing infrastructure.

For questions regarding RHA or Southern Plains Medical Group, please contact: TIGroup Chairman-CEO David Hirschhorn at (310) 860-2501 or email dhirschhorn@tig3.com

About Tri-Isthmus Group, Inc.
Tri-Isthmus Group, Inc. (TIGroup) acquires and provides financial, operational and technological services to healthcare facilities primarily located in rural markets. The company promotes quality medical care by offering improved access and breadth of services. TIGroup unlocks the value of its investments by developing strong, long-term and mutually beneficial relationships with their physicians and the communities they serve.  The company operates numerous medical facilities and employs over 350 people in Oklahoma and California.  The company is building a portfolio of interests in ambulatory surgical centers, rural hospitals, surgical hospitals and other centers operating in partnership with physicians.

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For more information, visit http://www.tig3.com.

A profile for investors can be accessed at http://www.hawkassociates.com/profile/tisg.cfm. For investor relations information, contact Frank Hawkins or Julie Marshall, Hawk Associates, at 305-451-1888, e-mail: tigroup@hawkassociates.com. An online investor kit including press releases, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com. To receive free e-mail notification of future releases for TIGroup, sign up at http://www.hawkassociates.com/about/alert/.

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk disclosed in the company’s Forms 10-K and 10-Q filed with the SEC.

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